EXHIBIT 99.1

TEJON RANCH CO. REPORTS

SECOND QUARTER RESULTS OF OPERATIONS – 2008

TEJON RANCH, Calif., August 1, 2008 – Tejon Ranch Co., (NYSE:TRC), today announced a significant increase in net income for the second quarter of 2008, which ended June 30, 2008, and a slight improvement in income for the first six months of 2008, compared to the same respective time frames in 2007. For the second quarter of 2008, the Company had net income of $1,320,000 or $0.07 per common share, compared to a loss of $303,000, or $0.02 per common share during the second quarter of 2007. Revenue from operations for the second quarter of 2008 was $10,023,000 compared to $5,054,000 of revenue during the same period in 2007. All per share references in this release are presented on a fully-diluted basis.

For the first half of 2008, the Company had net income of $251,000, or $0.01 per common share, compared to net income of $144,000, or $0.01 per common share for the first six months of 2007. Revenue from operations for the six months ending June 30, 2008 was $15,267,000, a $3,865,000 increase over the $11,402,000 in revenue generated during the same period of 2007.

Results of Operations for the First Six Months of 2008:

The growth in revenue from operations during the first six months of 2008 was due to increased commercial/industrial real estate revenue. Commercial/industrial real estate revenue grew $5,064,000 when compared to the prior year due to an increase of $3,577,000 in revenue from the sale of developed and undeveloped land and to an improvement in oil and mineral royalties of $1,510,000 due to continuing price increases. However, farming revenues decreased $1,199,000 during the first six months of 2008 primarily due to the timing of the sale of prior-year crop almonds that were inventoried at year-end and to fewer almonds being available for sale. Additionally, non-operating income declined because of a decrease in investment income due to the amount of funds invested and a loss incurred on the sale of securities.

The improvement in net income during the first six months of 2008, compared to the same period of 2007, is primarily attributable to the increased revenues described above, which were partially offset by increased expenses in each operating segment. Expenses within our commercial/industrial segment increased $2,060,000 during the first six months of 2008, compared to the same period in 2007, due to $1,003,000 of cost of sales related to land, increased legal fees and sales commissions related to leasing and sales transactions, increased commercial water costs, and higher compensation expense. Within our resort/residential real estate segment expenses increased $292,000 during the first six months of 2008 due primarily to increases in stock compensation costs. Farming expenses declined during the first six months of 2008 due primarily to lower water costs as a result of the reduced allocations of water from the State Water Project. Corporate costs increased $1,201,000 during the period due primarily due to higher stock compensation costs, when compared to the prior year, and to higher professional services fees.

Results of Operations for the Second Quarter of 2008:

Revenues from operations during the second quarter of 2008, as compared to the same period of 2007, increased $4,969,000. This improvement is primarily attributable to an increase in land sale transactions of $4,138,000 when compared to the same quarter of 2008. Oil and mineral revenue increased $986,000 during the quarter due to higher prices. Farming revenues decreased during the quarter when compared to the prior year due to fewer crop sales.

The improvement in net income for the second quarter of 2008 is due to the increase in revenues described above, which were partially offset by increased segment expenses. Expenses in our commercial/industrial real estate segment grew during the quarter due to an increase of $1,003,000 in cost of sales, higher professional service costs, and increased compensation costs. Resort/residential real estate expense increased during the quarter primarily to higher stock compensation costs. Farming costs increased $186,000 during the second quarter of 2008 due to higher fuel and cultural costs and the amortization of new water contracts. Corporate costs increased during the quarter due to higher stock compensation costs.

2008 Outlook:

The Company expects the variability of its quarterly and annual operating results to continue. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. Since our residential housing projects, Centennial and Tejon Mountain Village, are in the entitlement phase of development, we do not have inventory for sale in the market, and therefore our business plans to date have not been affected by the recession in the housing industry. However, we cannot project the condition of the housing market or the stability of the mortgage industry at the time these residential projects move into their development and marketing phases.

During the second quarter of 2008, the Company entered into an agreement with the country’s largest and most respected environmental organizations that we believe will help unlock the value of the Ranch by allowing the Company to proceed with the entitlement of Centennial and Tejon Mountain Village in a much more timely fashion. The agreement with the Sierra Club, Natural Resources Defense Council, Audubon California, Planning and Conservation League, and the Endangered Habitats League, will result in the permanent conservation of a significant portion of the Ranch’s landholdings while guaranteeing that the signatory environmental organizations will not oppose the Company’s development plans for both Centennial and Tejon Mountain Village, and an additional area near the base of the Grapevine slated for future planning efforts.

During 2008, the Company expects to continue to invest funds toward the achievement of entitlements of the aforementioned residential housing projects and also for major infrastructure development within its active industrial development, Tejon Industrial Complex.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Revenues:
Real estate - commercial/industrial	$9,095	$3,999	$13,312	$8,248
Farming	928	1,055	1,955	3,154

Total revenues	10,023	5,054	15,267	11,402

Costs and Expenses:
Real estate - commercial/industrial	4,426	2,975	7,712	5,652
Real estate - resort/residential	866	706	1,770	1,478
Farming	1,027	841	2,125	2,196
Corporate expenses	2,903	2,272	5,334	4,133

Total expenses	9,222	6,794	16,941	13,459

Operating income (loss)	801	(1,740)	(1,674)	(2,057)

Other income
Investment income	634	829	1,176	1,688
Interest expense	(70)	(70)	(70)	(70)
Other income	265	7	248	15

Total other income	829	766	1,354	1,633

Income (loss) from operations before equity in earnings of unconsolidated joint ventures	1,630	(974)	(320)	(424)
Equity in earnings of unconsolidated joint ventures, net	495	463	688	665

Operating income (loss), before income tax expense (benefit)	2,125	(511)	368	241

Income tax expense (benefit)	805	(208)	117	97

Net income (loss)	1,320	(303)	251	144

Net income (loss) per share, basic	$0.07	$(0.02)	$0.01	$0.01

Net income (loss) per share, diluted	$0.07	$(0.02)	$0.01	$0.01

Weighted average number of shares outstanding:
Common stock	16,922,848	16,846,606	16,915,238	16,816,278
Common stock equivalents – stock options	706,135	665,602	713,346	693,083

Diluted shares outstanding	17,628,983	17,512,208	17,628,584	17,509,361

For the three months ended June 30, 2007, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.